CODE OF ETHICS

1.	Definitions of Terms in the Code of Ethics

A. “Supervised Persons” are all employees and independent contractors of the adviser subject to the adviser’s supervision and control.

B. "Access Persons" are supervised persons who have access to nonpublic information regarding the adviser’s purchase or sale of securities or are involved in the investment decision making process or have access to nonpublic recommendations.

Access persons are required to report personal trading activities in accounts of immediate family members living in their same household, as well as all accounts in which they maintain a beneficial interest.

C. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre-determined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan also known as a DRIP.

D. "Beneficial Ownership" means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

E. "Client" means any person who has entered into an Investment Advisory Agreement or similar agreement with SGI.

F. "Control" means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.

G. "Market Timing" means frequent buying or selling shares of the same mutual fund or buying or selling mutual fund shares to exploit inefficiencies in mutual fund pricing.

H. "Security" means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include:

●	direct obligations of the U.S. Government, State or City;
●	any security issued by a mutual fund registered in the U.S. (other than a mutual fund advised by SGI or an affiliate) or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds registered in the U.S., including 529 College Savings Plans; and
●	any money market fund securities or money market instruments, including bankers' acceptances, certificates of deposit, commercial paper, and high-quality short-term debt instruments.
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I. “Reportable Securities” are any security transactions made by Access P ersons except for transaction in the following securities:

●	Direct obligations of the government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end funds other than Reportable Funds[1];
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; or
●	Mutual funds and Exchange Traded Funds (ETFs)

Commodities, futures, and commodities exchange, including currency futures are not considered securities for the purposes of pre-clearance and reporting.

Policy

SGI employees and independent contractors must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act.

Rule 204A-1 requires each adviser to adopt a Code of Ethics to address not only personal trading, but to also address standards of business conduct founded on principles of openness, integrity, and honesty.

Rule 17 j-1 prohibits “Access Persons” of the investment company’s investment adviser to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal trading in securities when those securities are held or to be acquired by the investment company.

2.	Standard of Business Conduct

The Code of Ethics is based on the principle that SGI and each of its employees and independent contractors have a fiduciary duty to its Clients and a responsibility to comply with federal and state securities laws and all other applicable laws. These responsibilities require that Supervised Persons conduct their personal securities transactions in a manner that does not interfere with the transactions of any Client and that does not take unfair advantage of an employee’s relationship with Clients. In recognition of this responsibility, SGI hereby adopts the following general principles as part of the Code of Ethics to guide the actions of its Supervised Persons:

●	Supervised Persons have the responsibility at all times to place the interests of SGI’s Clients first;
●	Supervised Persons have the responsibility to conduct all personal securities transactions in a manner consistent with these procedures and in such a manner to avoid any actual or potential conflict of interest with a client;
●	Supervised Persons have the duty to conduct all personal securities transactions in such a manner as to avoid any actual or potential abuse of his/her position of trust and responsibility;
●	Supervised Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the Supervised Person's independence or judgment;
●	Supervised Persons will not engage in bribery or any corrupt behavior with respect to any business transactions relating to directly or indirectly to SGI; and
●	All personal securities transactions by Supervised Persons must avoid even the appearance of a conflict of interests with SGI Clients.

[1]	A “Reportable Fund” means (a) any fund for which SGI serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) any fund whose investment adviser or principal underwriter controls SGI, is controlled by SGI, or is under common control with SGI.
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3.	Prohibitions

A. Investment Recommendations: No Access Person shall in connection with the recommendation of a security held or to be acquired or sold by any Client shall:

●	employ any device, scheme, or artifice to defraud such Client;
●	make any untrue statement of a material fact or omit to state a material fact necessary to make the recommendation made not misleading;
●	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or
●	engage in any manipulative practice with respect to such Client.

B. Investment Opportunity. An Access Person must offer an investment opportunity first to Clients before he or she or SGI may act on that opportunity.

C. Market Timing and Short-Swing Trading. No employee or independent contractor may engage in prohibited market timing of the shares of a mutual fund or short-swing trading.

D. Interest in Securities. No Access Person shall recommend any transaction in any Securities to any Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof.

E. IPO’s and Private Placements. No Access Person may:

●	acquire a security in an initial public offering without the written consent of the Chief Compliance Officer, or designee;
●	acquire a limited offering or private placement without the written consent of the Chief Compliance Officer, or designee;
●	make a wrongful arrangement or a wrongful quid pro quo of any kind with Clients in exchange for IPO allocations; or
●	share profits or losses with a client who receives an Initial Public Offering (“IPO”) allocation or allocations.

F. Short-Term Trading. No Access Person may profit from the purchase of a security followed by the sale of the same security within thirty (30) days of the purchase. Any profits on short-term trades will generally be required to be disgorged.

4.	Access Persons & Personal Trading

A.	Pre Clearance of Securities Trades

When making personal investments, Access Persons must exercise extreme care to ensure that you do not violate the Code and your fundamental responsibilities. SGI’s Access Person must have written clearance for all personal securities transactions before completing the transactions. SGI reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Access Persons shall complete SGI’s Pre-Clearance Form or may request pre-clearance via email. All pre-clearance requests must be submitted to SGI’s CCO or someone so designated by the CCO with the CCO’s oversight. Once pre-clearance is granted to an Access Person, such person may only transact in that security for three (3) business days. If this person wishes to transact in that security after three business days, he/she must again obtain pre-clearance from the CCO.

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The preclearance and approval requirements above apply also to Access Persons’ immediate household family members.

B.	Blackout Period

An Access Person may not enter into a Personal Securities Transaction in a security prior to, and including, one (1) business day before or after transacting in the same security or related financial instrument for the Client.

Similarly, an Access Person may not enter into a Personal Securities Transaction in a security prior to, and including, one (1) business day before or after a Client if the Access Person knows of another Access Person’s intention to transact in the same security or a related financial instrument for that Client.

This blackout period does not apply to any Client restricted security.

C.	Reporting of Securities Trades and Holdings

●	Initial And Annual Holdings Reports

Each Access Person must file a report of his or her personal securities holdings (i) within ten (10) days of becoming an Access Person; and (ii) at least once a year thereafter by filing an Annual Certification of Compliance within thirty (30) days of the end of the calendar year. Such reports must be current as of a date not more than forty (45) days prior to the individual becoming an Access Person or the date the Annual Certification of Compliance is submitted.

Monthly or quarterly statements can be used to satisfy the Initial and Annual Transaction Report, provided that the statements contained all the required information for the transactions effected.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee or independent contractor maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

(c) the date the Employee or independent contractor submits the report. When the Access Person submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, the Access Person must be certain that such statements include the information listed above.

●	Quarterly Transaction Report

●	Deadline:

Each Access Person, who trades during a quarter, shall file a Quarterly Transaction Report for all transactions in Securities in which such Access Person has acquired any direct or indirect Beneficial Ownership. Reports shall be filed with Compliance within thirty (30) days after the end of each calendar quarter.

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Monthly or quarterly statements can be used to satisfy the Quarterly Transaction Report, provided that the statements contain all the required information for the transactions affected.

●	Information:

The Quarterly Transactions Report filed pursuant to this Section shall contain the following information:

●	Name of the Access Person making the report;
●	Date of the transaction;
●	Title and number of shares involved;
●	Exchange ticker symbol or CUSIP of shares;
●	Principal amount of each Security involved;
●	Nature of the transaction (buy or sell));
●	Price at which transaction was affected; and
●	Name of the broker-dealer, bank, or other financial institution through whom the transaction was effected.

Trade confirmations or duplicate copies of account statements that SGI holds in its records meet this requirement, provided SGI has received those confirmations or statements not later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

●	Broker Dealer Confirmations and Account Statements

Every Access Person who opens an account at a broker-dealer or other financial institution shall notify Compliance within ten (10) days of the opening of such account if such account contains reportable securities. A brokerage letter form is available through the CCO office. To ensure that Compliance receives duplicate brokerage confirmations for all accounts pertaining to a particular Access Person, such Access Person may complete and send a brokerage letter to each financial institution maintaining an account on behalf of the Access Person.

D.	Exemptions from Pre-Clearance & Reporting Requirements

An Access Person is not required to submit or Pre-Clear:

●	A transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee or independent contractor has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such Employee or independent contractor has no direct or indirect influence or control);
●	A transaction report with respect to transactions effected pursuant to an automatic investment plan, where the initial transaction has been pre-cleared and reported. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis; and
●	Transactions that are not in what are considered to be Reportable Securities as defined in the “Definitions” section of this policy.
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E.	Personal Trading and Holding Review

Except for limited circumstances and subject to pre-clearance approval, SGI does not permit its Access Persons and their immediate family members to trade opposite of SGI’s recommendations. SGI forbids “front running” Client accounts.

The CCO or her designee will review reports submitted pursuant to this Code of Ethics for potentially abusive behavior and will compare Access Persons trading with Clients’ trading, as necessary. Access Persons shall promptly report any violations of this Code of Ethics to the CCO. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal for cause.

5.	Insider Trading Procedures

SGI's Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by SGI and its officers, directors, employees and independent contractors.

“Material information” is any information that a reasonable investor would likely consider important in a decision to buy, hold, or sell stock. In short, material information is any information that could reasonably affect the price of the stock. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses, or financial liquidity problems; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; major personnel changes; significant new products or discoveries; significant litigation or government investigations; or the gain or loss of a substantial customer or supplier.

“Nonpublic information” is any information which has not been disclosed generally to the marketplace. Information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.

An employee or independent contractor of SGI will contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures. At his or her discretion, the Chief Compliance Officer may place certain Securities on a "restricted list". Employees and independent contractors are prohibited from personally, or on behalf of an advisory account, purchasing or selling restricted Securities during any period they are listed. Compliance shall take steps to immediately inform all employees and independent contractors of the securities listed on the "restricted list".

6.	Disclosure

SGI shall describe its Code of Ethics to Clients in Part II of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for SGI’s Code of Ethics shall be directed to the CCO.

7.	Serving as Officers, Trustees and/or Directors of Outside Organizations

A. General. SGI employees and independent contractors are prohibited from serving as Officers, Trustees and/or Directors of outside organizations without the prior written approval from the CCO.

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Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside business activities will be approved only if any conflicts of interest issues can be satisfactorily resolved and all the necessary disclosures are made on Part II of Form ADV.

B. Prior Notification. It is the policy of SGI to require all employees and independent contractors to notify Compliance in writing of any employment or receipt of compensation outside their relationship with SGI. Employees and independent contractors may not proceed with the outside business activity until he or she receives written approval from the CCO.

C. Annual Certification. Employees and independent contractors must confirm, on an annual basis, their compliance with the outside business activities policy.

D. Certifications. Every Supervised Person shall certify on an annual basis:

●	that he or she has received and reviewed a copy of the Code of Ethics, including amendments;
●	that his or her reporting on personal securities transactions is accurate and complete for Access Persons);
●	that he or she complied with the Code of Ethics; and
●	his or her compliance with the Outside Business Activity policy.

8.	Diversion of Firm Business or Investment Opportunity

No employee or independent contractor may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention because of his or her association with SGI and in which he or she knows SGI might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the opportunity to SGI, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an employee or independent contractor in any SGI business activity or transaction must be immediately disclosed to the CCO. For example, if an employee or independent contractor becomes aware that a transaction being considered or undertaken by SGI may benefit, either directly or indirectly, an employee or independent contractor or a family member thereof, the employee or independent contractor must immediately disclose this possibility to the CCO.

9.	Loans

No Employee or Independent Contractor may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with SGI, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No employee or independent contractor may use SGI’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

10.	Dealings with Government and Industry Regulators

SGI’s Code of Ethics forbids payments of any kind by its employees or independent contractors, or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This Policy encourages employees and independent contractors to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

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All employees or independent contractors are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations, or inquiries brought by or against SGI. Employees and independent contractors are expected, if requested, to provide SGI with reasonable assistance, including, but not limited to, meeting or consulting with SGI and its representatives, reviewing documents, analyzing facts, and appearing or testifying as witnesses or interviewees or otherwise.

11.	Improper Use of SGI’s Name

No employee or independent contractor may utilize property of SGI or utilize the services of SGI, its principals, independent contractors, or employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including SGI’s premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Upon the termination of employment or contract for any reason, all employees or independent contractors must promptly turn over to SGI all documents and other materials, in whatever form maintained, containing, reflecting, or otherwise relating in any way to, confidential and private information of SGI.

12.	Protection of SGI’s Name

Employees or independent contractors should always be aware that SGI’s name, reputation, goodwill, and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of SGI’s name in any manner that could be misinterpreted to indicate a relationship between SGI and any other entity or activity.

13.	Gifts and Entertainment

Supervised Persons are required to comply with the following requirements regarding the giving and receiving of gifts and entertainment. These requirements apply to gifts and entertainment involving current and prospective advisory clients and investors and persons acting on their behalf.

A.	General Standard

Supervised Persons may not accept investment opportunities, gifts, or other gratuities that are intended to influence, or that could reasonably appear to influence, any business or investment decision on behalf of SGI or any advisory client or investor.

B.	Receipt and Giving of Gifts

Supervised Persons may accept non-cash gifts from a single client or investor in aggregate amounts not exceeding $250 per year.

Supervised Persons are prohibited from giving any gift or gratuity to any single client or prospective client that exceeds $250 per Supervised Person, per client or investor, in the aggregate, during any rolling 12-month period.

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Where a client or investor is a corporate or other legal entity with multiple individual representatives, gifts may not exceed $250 per individual recipient at that entity, provided that:

●	The number, frequency, and aggregate value of gifts are reasonable and consistent with customary business practices;
●	Gifts are not structured to circumvent this policy; and
●	Supervised Persons may not provide gifts to an excessive number of individuals at the same entity in a manner that could reasonably be viewed as inappropriate or as an attempt to influence the client or investor.

All gifts received or provided must be reported to the Chief Compliance Officer.

C.	Receipt and Giving of Entertainment

Supervised Persons may attend business meals, sporting events, and other entertainment events in connection with client or investor relationships, whether at their own expense or at the expense of a client or investor, provided that:

●	The expense is reasonable and customary;
●	Both the giver(s) and the receiver(s) are present; and
●	The entertainment is not intended to influence, and does not appear to influence, any business or investment decision.

All entertainment received or provided must be reported to the Chief Compliance Officer.

14.	Employee and Independent Contractors Involvement in Litigation or Proceedings

Employees and independent contractors must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order, arrest, or is contacted by any regulatory authority.

15.	Training, Education Events and Conferences

Training, educational events, and conferences provided to employees and independent contractors by current or prospective service providers that are funded or sponsored (in whole or in part) by the service provider are neither considered gifts, nor business entertainment. To qualify as a bona fide training, educational event, or conference the following requirements must be met:

●	The meeting must be a genuine business meeting held for training and educational purposed relative to the product of the sponsoring service provider;
●	A representative of the service provider must participate in the meeting that it is sponsoring,;
●	The location of the meeting must be appropriate to the purpose of the meeting;
●	The educational or training portion of the meeting should substantially encompass the majority of the timeframe of the event;
●	Third-party payments or reimbursements (requires pre-approval of Compliance) are limited to attending, employees’ or independent contractors’ meals, lodging and transportation, conference facility rental and non-cash benefits directly related to the training and educational aspects of the meeting (e.g., a booklet of educational materials); and
●	Neither the attendance at a training and/or education event, nor third party payments or reimbursements may be pre-conditioned on the achievement of a sales target or other incentive.
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16.	Charitable Events and Contributions

The following guidelines apply to all charitable events and contributions:

●	No employee or independent contractor may request that a Client or service provider make a charitable donation or contribute to a charitable sponsorship on behalf of themselves or SGI;
●	Employees and independent contractors are prohibited from causing SGI to make a charitable contribution in relation to an existing or prospective Client unless pre-approved by the Chief Compliance Officer or their designee;
●	Employees and independent contractors shall not make personal charitable contributions (for which no SGI reimbursement is sought) to secure or maintain business for SGI;
●	Contributions to a 501(c)(3) organization that is politically related must follow the Political Contributions policy and be pre-approved by the Chief Compliance Officer or their designee;
●	If an employee or independent contractor participates in a charitable event as a paid guest of a Client or service provider, then a representative of the Client or service provider must be present, and all the guidelines and requirements related to “business entertainment” apply; and
●	If a Client or service provider pays for an employee or independent contractor to attend a charitable event and a representative of the Client or service provider is not in attendance, then any associated expense received would be considered a “gift” and subject to this policy.

17.	Enforcement of the Code Of Ethics

A. Review of Personal Trading Information

The Chief Compliance Officer or their designee will conduct an ongoing review of Access Persons’ personal securities transactions, reports, and certifications to ascertain compliance with the Code of Ethics. All personal trading information provided to Compliance will be kept confidential to the extent possible. Such information may be made available for inspection by executive management, regulatory authorities, or any other third party as required by law or otherwise deemed necessary.

B. VIOLATIONS OF THE CODE OF ETHICS

1. Reporting Violations. An employee or independent contractor of SGI must promptly report to the Chief Compliance Officer any violations of the Code of Ethics. Any employee or independent contractor of SGI who is the subject of a Code of Ethics violation report (or any other type of violation report) and who retaliates against the reporting employee or independent contractor shall be subject to serious sanctions, up to and including termination of employment. The Chief Compliance Officer will investigate any reported or suspected violation of the Code of Ethics. SGI’s management is aware of the potential matters that may arise because of these requirements and shall act against any Employee or independent contractor that seeks retaliation against another for reporting violations of the Code of Ethics.

2. Sanctions. If the Chief Compliance Officer determines that an employee or independent contractor has violated the Code of Ethics, the CCO in consultation with executive management if appropriate, may impose such sanctions and other actions as they deem appropriate, including but not limited to internal reprimand, a letter of education, caution or warning, disgorgement of profits or gifts, reversal of any trades in question, forfeiture of future discretionary compensation or profit, canceling trades, selling positions at a loss, temporary or permanent suspension of trading privileges, fine, making a civil referral to the SEC or state securities regulator, making a criminal referral, suspension or termination from employment or contract. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine appropriate.

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C. EXCEPTIONS TO THE CODE

Although exceptions to the Code of Ethics will rarely be granted, the Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of the Code upon a determination that the circumstances and/or conduct at issue merits an exception. Approval of any exceptions must be in writing. In addition, exceptions can be revoked at any time.

18.	Approval of the Code Of Ethics

With respect to SGI’s management of the SGI Fund, the Chief Compliance Officer will submit SGI’s Code of Ethics, and any material amendments thereto, to the SGI Fund’s Board of Trustees for approval.

19.	Annual Review and Certification

With respect to SGI’s management of the SGI Fund, the Chief Compliance Officer will annually provide a report to the SGI Fund’s Board of Trustees describing any issues, including material compliance breaches, arising under this Code of Ethics and any sanctions imposed because of such violations. Additionally, the Chief Compliance Officer will supply the SGI Fund’s Board of Trustees with an annual certification that SGI has adopted procedures reasonably designed to prevent violations of this Code of Ethics.

20.	Recordkeeping

SGI shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or SGI’s management.

●	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.
●	A record of any violation of this Policy and of any action taken because of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.
●	A record of all written acknowledgments (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an employee of SGI.
●	A copy of each report made pursuant to this Policy by an employee or an independent contractor, including any information provided in lieu of reports, shall be preserved by SGI for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.
●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.
●	SGI shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by employees or independent contractors for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

21.	Form ADV Disclosure

SGI will briefly describe in its Form ADV the employee and independent contractor trading policies and procedures and offer to make a copy of its Code of Ethics available upon request.

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22.	Responsibility

Each employee and independent contractor is required to: 1) comply with this policy; 2) comply with any applicable procedures; 3) timely report any violation or potential violation of this policy to their supervisor or Compliance; and 4) perform any other act required by the Compliance Manual.

The CCO will be responsible for administering the Code of Ethics. All questions regarding the Policy should be directed to the CCO. All Employees and independent contractors must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their Employment or independent contractor relationship.

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